Exhibit 5.1

[Letterhead of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.]

February 12, 2008

(336) 271-3123

E-mail address

rsinger@brookspierce.com

Board of Directors M&F Bancorp, Inc.

2634 Durham-Chapel Hill Boulevard

Durham, North Carolina 27707

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) filed by M&F Bancorp, Inc., a North Carolina corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) to register up to 363,719 shares of the Company’s common stock, no par value (the “Common Stock”), which Common Stock is to be issued by the Company upon the consummation of the merger (the “Merger”) of Mutual Community Savings Bank, Inc., SSB, a North Carolina corporation (“Mutual”), with and into the Company’s wholly owned subsidiary, Mechanics & Farmers Bank (“M&F Bank”).

We are generally familiar with the corporate proceedings and actions undertaken by the Company in connection with the Merger, including its execution of the Agreement and Plan of Reorganization and Merger among Mutual, M&F Bank and the Company dated August 9, 2007 (the “Agreement”) and the proposed offering of the Common Stock. We have examined such of the Company’s corporate records and other documents (including the Registration Statement and the Proxy Statement - Prospectus which is a part thereof), and we have reviewed such matters of law, as we have deemed necessary to form a basis for the opinion hereafter expressed. In addition, with your consent, we have relied upon officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of factual matters addressed in such representations and certificates.

We are members of the State Bar of North Carolina (and Bars of other states not relevant hereto). We express no opinion to the laws of any jurisdiction other than the federal laws of the United States and the laws of North Carolina.

Based on and subject to the foregoing, we are of the opinion that when the actions herein below set forth shall be taken, the Common Stock will have been duly and legally authorized and issued, and will be fully paid and non-assessable:

1. The SEC shall have entered an appropriate order declaring effective the Registration Statement pursuant to the rules and regulations of the SEC; and

2. The Merger shall have been consummated and the Common Stock shall have been issued as contemplated by the Agreement, and as described in the Registration Statement.

We hereby consent to be named in the Registration Statement and in the related Proxy Statement-Prospectus contained therein as the attorneys who passed upon the legality of the Common Stock and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

BROOKS, PIERCE, McLENDON, HUMPHREY & LEONARD, L.L.P.

By:	/s/ Robert A. Singer
Robert A. Singer